UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2005

CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-12716	04-2573920
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

One Gateway Center, Suite 411, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 527-9933

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Approval of 2006 Base Salaries

On October 17, 2005, to be effective for the 2006 fiscal year, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Clinical Data, Inc. (the “Company”), after considering the Company and each executive’s performance for the 2005 fiscal year, reconsidered the Company’s executive compensation levels and established the base salaries for the following executive officers:

Name	2006 Base Salary
Israel M. Stein, M.D. President, Chief Executive Officer	$350,000
Drew J. Fromkin Executive Vice President, Chief Marketing Officer	$300,000
Caesar J. Belbel Executive Vice President, Chief Legal Officer, Secretary	$225,000

Stock Option Awards

On October 17, 2005, the Compensation Committee awarded options to purchase shares of the Company’s common stock under its 2005 Equity Incentive Plan to its executive officers. The following table sets forth information regarding grants to the executive officers indicated:

Name	Number of Shares of Common Stock Subject to Stock Options	Exercise Price per Share	Expiration Date
Israel M. Stein, M.D. President, Chief Executive Officer	50,000	$17.89	10/17/2015
Mark D. Shooman Senior Vice President, Chief Financial Officer	25,000	$17.89	10/17/2015
Drew J. Fromkin Executive Vice President, Chief Marketing Officer	50,000	$17.89	10/17/2015
Caesar J. Belbel Executive Vice President, Chief Legal Officer, Secretary	50,000	$17.89	10/17/2015

Each of the options is exercisable at an exercise price per share of $17.89, which is equal to the fair market value of the common stock on the date of grant. All options have a 10-year term and are subject to earlier termination upon the occurrence of certain events related to termination of employment. Additionally, all option grants vest as to one-third (1/3) of the total grant on each of the first, second and third anniversaries of the date of grant (for a three-year vesting term), and all options become immediately exercisable upon a change of control of the Company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.

By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: October 21, 2005